Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) dated as of May 18, 2010 (“Effective Date”), by and between PharmAthene, Inc., a Delaware corporation (“Company”) and Eric Richman (“Executive”).  Executive and Company are sometimes each referred to in this Amendment as a “Party” and collectively as the “Parties.”

Background

WHEREAS, the Parties are parties to that certain Employment Agreement dated as of April 18, 2008, pursuant to which Executive was appointed as Senior Vice President, Business Development & Strategic Planning of the Company (the “Employment Agreement”);

WHEREAS, on March 25, 2010, Executive was appointed President and Chief Operating Officer of the Company, on May 2, 2010 Executive was appointed as interim Chief Executive Officer of the Company and on May 17, 2010, he was appointed to serve as a member of the Board of Directors of the Company (the “Board”), and the Company and Executive wish to amend the Employment Agreement in the manner set forth in this Amendment; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.           It is understood and agreed that, in accordance with clause (b) of Section 2 of the Employment Agreement, Executive has been appointed to the position of President & interim Chief Executive Officer.  Accordingly, it is expressly understood that in this capacity Executive will report to the Board, until otherwise specified by the Board.  Section 2 of the Employment Agreement is hereby amended accordingly.

2.           The Parties agree that on the Effective Date Executive was granted a stock option to purchase 100,000 shares of the Company’s common stock (the “Stock Option”) pursuant to the Company’s 2007 Long-Term Incentive Plan, as amended (“2007 Plan”), and subject to the terms and conditions of the 2007 Plan and of a stock option agreement dated as of the Effective Date by the Company and the Executive.  The Stock Option shall have a term of 10 years and, subject to possible acceleration of vesting as otherwise provided for herein, the Stock Option shall vest in full on May 2, 2011.  The per share exercise price of the Stock Option shall be the fair market value of a share of the common stock of the Company on the date of grant as determined by the Company in accordance with the terms of the 2007 Plan.  In the event during the Employment Period (i) the Executive is not appointed as the Chief Executive Officer of the Company, (ii) a Change in Control (as defined below) occurs, or (iii) the Executive’s employment is terminated due to a Termination Without Cause, for Good Reason, or due to death or Disability, the Stock Option held by the Executive and not then vested shall become immediately and fully vested.  In the event the Executive is not appointed as the Chief Executive Officer of the Company and someone other than the Executive is appointed as Chief Executive Officer of the Company (the “Successor CEO”), all equity-based awards issued by the Company (including the Stock Option) held by the Executive and not then vested that would otherwise vest during the 12-month period following the appointment of the Successor CEO shall become immediately and fully vested.  In the event of a Change in Control during the Employment Period and a Termination Without Cause or a termination of the Executive’s employment for Good Reason occurs on or within 3 months of the consummation of the Change in Control, all equity-based awards issued by the Company held by the Executive and not then vested shall become immediately and fully vested.

3.           As used herein and in the Employment Agreement, “Change in Control” means: (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (“Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; (ii) the approval by the stockholders of the Company of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property; (iii) the approval by stockholders of the Company of the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 40% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction; (iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or (v) the adoption by the Board of Directors of the Company of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

4.           The Parties agree that, effective immediately upon the hiring of the Successor CEO and/or upon the Executive’s termination of employment with the Company for any reason, Executive shall resign as a director of the Company’s Board of Directors.

5.           The Parties agree that Section 3 of the Employment Agreement is hereby amended as follows:

(i)     the phrase “$275,126.00” contained in Clause (a) of Section 3 shall be amended to read “$350,000.00” effective as of May 2, 2010;

(ii)    Clause (b) of Section 3 is amended and superseded in its entirety as follows, without any further action of any Party:

“b.           Bonus.  The Executive shall be eligible to receive an annual cash bonus of up to an additional 60% of the Executive’s base salary based upon, in the case of the fiscal year ending December 31, 2010, the achievement of certain pre-determined corporate objectives (the achievement of such objectives being determined by the Compensation Committee), and, for future years, at such percentages and with such corporate objectives determined by the Compensation Committee in consultation with the Executive.  In addition, the Executive shall be eligible for an additional cash bonus of 60% of the Executive’s base salary if, and at such time as, the Executive is not named as the Chief Executive Officer of the Company during the Employment Period, irrespective of whether the Executive continues his employment with the Company or if the Executive’s employment with the Company is terminated.”

; and

(iii)   the phrase “the costs associated with the use of an automobile in an amount not to exceed $1,000 per month” contained in Clause (f) of Section 3 shall be amended to read “the costs associated with the use of an automobile in an amount not to exceed $1,000 per month through December 31, 2010.”

6.           The Parties agree that Section 8 of the Employment Agreement is amended and superseded in its entirety as follows:

“8.         Termination by Executive for Good Reason.  Any termination of the employment of the Executive by the Executive for Good Reason which shall be deemed to be equivalent to a Termination Without Cause. For purposes of this Agreement “Good Reason” means (i) any material breach by the Company of any of its obligations under this Agreement; (ii) any material reduction in the Executive’s duties, authority or responsibilities without the Executive’s consent; (iii) any assignment to the Executive of duties or responsibilities materially inconsistent with the Executive’s position and duties contained in this Agreement without the Executive’s consent; (iv) a relocation of the Company’s principal executive offices or the Company determination to require the Executive to be based anywhere other than within 25 miles of the location at which the Executive on the date hereof performs the Executive’s duties; (v) the taking of any action by the Company which would deprive the Executive of any material benefit plan (including, without limitation, any medical, dental, disability or life insurance); (vi) the failure of the Company to appoint the Executive as its Chief Executive Officer prior to the time this Agreement provides for notice of non-extension in respect of the Employment Period commencing April 18, 2011; (vii) the appointment of a Successor CEO; or (viii) the failure by the Company to obtain the specific assumption of this Agreement by any successor or assignee of the Company or any person acquiring substantially all of the Company’s assets; provided, however, that the Executive may not terminate the Employment Period for Good Reason unless the Executive first provides the Company with written notice specifying the Good Reason and providing the Company with 20 days in which to remedy the stated reason.  Notwithstanding the foregoing, an event described in clause (vii) above will not constitute Good Reason unless the Executive terminates his employment within 60 days after the appointment of a Successor CEO.”

7.           The Parties agree that Clause (b) of Section 9 of the Employment Agreement is amended and superseded in its entirety as follows:

“b.         Termination Without Cause; Termination for Good Reason. Upon the termination of the Executive’s employment as a result of a Termination Without Cause or for Good Reason, the Executive shall not have any further rights or claims against the Company under this Agreement except the right to receive (i) the payments and other rights provided for in Section 9(a) hereof, (ii) severance payments in the form of a continuation of the Executive’s base salary as in effect immediately prior to such termination for a period of 12 (twelve) months following the effective date of such termination, (iii) the accelerated vesting of equity-based awards specifically as set forth in Section 2 of the Amendment to the Employment Agreement dated as of May 18, 2010 by and between the Executive and the Company, and (iv) to the extent that the Executive has elected and is continuing to receive COBRA continuation coverage under the Company’s group health plan in accordance with Section 4980B of the Internal Revenue of 1986, as amended (the “Code”), the Company shall reduce the COBRA premiums that the Executive is required to pay during the first 12 (twelve) months following his termination of employment to that the Company charges to its active employees for the same level of group health coverage.

Notwithstanding the foregoing, the severance benefits described in clause (ii) and (iii) above and the COBRA premium subsidy described in clause (iv) above shall be provided in consideration for, and expressly conditioned upon, the Executive’s execution of a binding General Release (which shall be provided on or about the date of termination) containing terms reasonably satisfactory to the Company within 45 days of the Executive’s termination of employment.  Subject to Section 24, if the Executive timely executes such General Release and the applicable revocation period with respect to such General Release lapses, the Executive will receive the first two months of severance payments 60 days after his termination of employment and the remaining payments in accordance with the Company’s payroll practices.  If the Executive does not timely execute the General Release or if the Executive revokes the General Release within the applicable revocation period prescribed by law, the Executive shall not be entitled to receive any severance payments and the Executive will be required to pay 102% of the applicable premium (as defined in Code Section 4980B) for any COBRA continuation coverage elected by the Executive.”

8.           The Parties agree that Section 9 of the Employment Agreement is amended to add the following new Clause (e) to the end thereof:

“e.         Rabbi Trust.  If the Executive becomes entitled to receive severance payments under Clause (b) above, the Executive’s General Release described in Clause (b) above becomes binding and enforceable, the Company shall establish an irrevocable grantor trust (a “rabbi trust”), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute 12 months of salary continuation payments to such rabbi trust.  The assets of such rabbi trust shall be used solely to make the severance payments to the Executive as required under this Agreement (or to reimburse the Company for severance payments it makes to the Executive); or to satisfy the claims of the Company’s unsecured general creditors in the event of the Company’s insolvency or bankruptcy.  The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments to which he is entitled hereunder.  Notwithstanding the foregoing, the provisions of this Section 9(e) shall not apply if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.”

9.           The Parties agree that the Employment Agreement is amended so that the following sentence is added at the end of Section 12 of the Employment Agreement:

“The Company shall not, and shall use commercially reasonable efforts to cause its directors and executive officers not to, disparage the Executive to any person or entity.  Notwithstanding the foregoing, the Company may confer with its advisors and make truthful statements required by law.  In addition, it is understood and agreed that factual statements made by either Party in the ordinary course of business, as well as factual statements made in legal actions, legal proceedings, or government investigative proceedings that are protected by a qualified privilege or immunity are not intended to be construed as disparagement.”

10.         For clarity, and for purposes of the Employment Agreement, the appointment of a Successor CEO shall constitute a material reduction in the Executive’s duties, authorities or responsibilities (i.e., a “Good Reason” resignation); provided, however, that the Executive shall only have 60 days following the appointment of the Successor CEO to tender a resignation for such Good Reason.  After such time, the executive’s duties, authorities and responsibilities shall be deemed to be those established by the Board and the CEO at such time.

11.         The Parties agree that Section 24 of the Employment Agreement is amended and superseded in its entirety as follows:

“24.       409A Compliance.  If Executive is a “specified employee” (as determined in accordance with Treasury Regulation Section 1.409A-1(i) or any written Company policy implementing such regulation) at the time of his termination of employment, then his severance payments that are otherwise payable during the first six month period following the Executive’s termination of employment (to the extent that such severance payments constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the regulations promulgated thereunder) shall be deferred until the date that is six months after the Executive’s termination of employment (or, if earlier, upon his death).  Each salary continuation payment that is due under this Agreement shall be treated as a separate payment for purposes of Section 409A Code.  This Agreement shall be interpreted to comply, or otherwise be exempt from, with the requirements of Code Section 409A.  Accordingly, references to termination of employment hereunder shall be interpreted to mean “separation from service” as defined in regulations under Section 409A of the Code.  All expenses under this Agreement that are reimbursable in accordance with Company policy shall be made as soon as practicable after Executive’s submission of such expenses in accordance with the Company’s policy, but in no event later than the last day of the taxable year following the taxable year in which the expense was incurred.”

12.         Initially capitalized terms used in this Amendment shall have the meaning given to such terms in the Employment Agreement (unless otherwise defined herein). Other than as specifically amended pursuant to this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect.  Upon execution and delivery of this Agreement by the Parties, the Company will reimburse Executive for his reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Amendment in an amount up to $10,000.  All reasonable legal fees paid or incurred by Executive in any litigation or dispute to enforce Executive’s rights under the Employment Agreement, as amended hereby, shall be paid or reimbursed by the Company if Executive is the prevailing party in such litigation or dispute.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

PHARMATHENE, INC.

By:	/s/ Joel McCleary
Name:	Joel McCleary
Title:	Chairman, Compensation Committee

EXECUTIVE

By:	/s/ Eric Richman
Name:	Eric Richman